Exhibit 5.1

May 25, 2007

Thomas Group, Inc.

5221 North O’Connor Boulevard, Suite 500

Irving, Texas 75039-3714

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Thomas Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 1,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), to be issued from time to time on or after the date hereof pursuant to the 2005 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (the “2005 Plan”), we are passing upon certain legal matters in connection with the Shares for the Company.  The Shares may consist of (i) the Company’s authorized but unissued shares of Common Stock (the “Original Issuance Plan Shares”), (ii) previously issued shares of Common Stock reacquired and held by the Company as treasury shares or (iii) shares of Common Stock purchased on the open market.  At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as counsel to the Company in connection with the matter referenced above and as the basis for the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise, of the following:  (i) the 2005 Plan, (ii) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to date, (iv) the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, and (v) statutes and other instruments and documents.  In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  In addition, we have assumed that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:  (i) in the case of Original Issuance Plan Shares, following due authorization of a particular award by the Board of Directors of the Company or a duly constituted and acting committee of the Board of Directors of the Company, as provided in and in accordance with the 2005 Plan, the Original Issuance Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company and (ii) upon issuance and delivery of such Original Issuance Plan Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 2005 Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Original Issuance Plan Shares as provided therein, such Original Issuance Plan Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.